EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-8 of Nexus Nano Electronics, Inc. (formerly Sagamore Holdings, Inc.) of our report dated January 22, 2006 on our audit of the consolidated financial statements of Nexus Nano Electronics, Inc. and subsidiaries as of and for the period from September 15, 2004 (date of capitalization) through June 30, 2005, which report includes an explanatory paragraph concerning the Company's ability to continue as a going concern and is included in the Company's Annual Report on Form 10-KSB for the year ended June 30, 2005.

/s/  J.H. Cohn LLP

Roseland, New Jersey
July 19, 2006

EXHIBIT 23.1-1